Dechert LLP
1775 I Street, N.W.
Washington, D.C. 20006
Telephone: (202) 261-3300
Fax: (202) 261-3333

April 27, 2011

Via EDGAR

Neuberger Berman Advisers Management Trust
605 Third Avenue, 2nd Floor
New York, New York 10158-0006

Re:	Neuberger Berman Advisers Management Trust
File Nos. 2-88566 and 811-4255

Dear Ladies and Gentlemen:

We hereby consent to all references to our firm in Post-Effective Amendment No. 63 to the Registration Statement of Neuberger Berman Advisers Management Trust.  In giving such consent, however, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, and the rules and regulations thereunder.

Very truly yours,

/s/ Dechert LLP